                              EXHIBIT 5.1

                [Letterhead of Lewis, Rice & Fingersh]



                           January 30, 1997

First Banks, Inc.
135 North Meramec Ave.
St. Louis, Missouri 63105
Attention:  Board of Directors

First Preferred Capital Trust
c/o First Banks, Inc.
135 North Meramec Ave.
St. Louis, Missouri 63105
Attention:  Administrative Trustees

Gentlemen:

     We have acted as counsel to First Banks, Inc., a Missouri corporation (the "Company"), and First Preferred Capital Trust, a
Delaware statutory business trust ("First Capital"), in connection with the preparation of a Registration Statement on Form S-2 (the
"Rule 462(b) Registration Statement") to be filed by the Company and First Capital with the Securities and Exchange Commission (the "SEC") pursuant to Rule 462(b) promulgated under the Securities Act of 1933, as amended, for the purpose of registering under the Securities Act of 1933, as amended, additional preferred securities (the "Additional Preferred Securities") of First Capital, additional subordinated debentures (the "Additional Subordinated Debentures") of the Company and the guarantee of the Company with respect to the Additional Preferred Securities (the "Guarantee").

     In connection with this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of
(i) the certificate of trust (the "Certificate of Trust") filed by First Capital with the Secretary of State of the State of Delaware on December 13, 1996; (ii) the Trust Agreement, dated as of
December 12, 1996, with respect to First Capital; (iii) the form of the Amended and Restated Trust Agreement with respect to First
Capital; (iv) the form of the Additional Preferred Securities of First Capital; (v) the form of the Guarantee between the Company and State Street Bank and Trust Company, as trustee; (vi) the form of the Additional Subordinated Debentures; and (vii) the form of the indenture (the "Indenture"), between the Company and State Street Bank and
Trust Company, as trustee, in each case in the form incorporated by reference in the Rule 462(b) Registration Statement. We have also examined originals or copies, certified, or otherwise identified to our satisfaction, of such other documents, certificates, and records as we have deemed necessary or appropriate as a basis for the opinions set forth herein.

     In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as copies and the authenticity of the originals of such copies. In examining documents executed by parties other than the Company or First Capital, we have assumed that such parties had the power, corporate or otherwise, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or otherwise, and execution and delivery by such parties of such documents and that, except as set forth in paragraphs (1) and (2) below, such documents constitute valid and binding obligations of such parties. In addition, we have assumed that the Amended and Restated Trust Agreement of First
Capital, the Additional Preferred Securities of First Capital, the Guarantee, the Additional Subordinated Debentures and the Indenture, when executed, will be executed in substantially the form reviewed by us. As to any facts material to the opinions expressed herein which were not independently established or verified, we have relied upon oral or written statements and representations of officers, trustees, and other representatives of the Company, First Capital, and others.

     We are members of the bar of the states of Missouri and Illinois, and we express no opinion as to the laws of any other jurisdiction.

     Based upon and subject to the foregoing and to other qualifications and limitations set forth herein, we are of the opinion that:

     1. After the Indenture has been duly executed and delivered, the Additional Subordinated Debentures, when duly executed, delivered, authenticated and issued in accordance with the Indenture and delivered and paid for as contemplated by the Rule 462(b) Registration Statement, will be valid and binding obligations of the Company, entitled to the benefits of the Indenture and enforceable against the Company in accordance with their terms, except to the extent that enforcement thereof may be limited by (i) bankruptcy, insolvency, reorganization, moratorium, or other similar laws now or hereafter in effect relating to creditors' rights generally, and
(ii) general principles of equity regardless of whether enforceability is considered in a proceeding at law or in equity.

     2. The Guarantee, when duly executed and delivered by the parties hereto, will be a valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, except to the extent that enforcement thereof may be limited by (i) bankruptcy, insolvency, reorganization, moratorium, or other similar laws now or hereafter in effect relating to creditors' rights generally, and (ii) general principles of equity regardless of whether enforceability is considered in a proceeding at law or in equity.

     We hereby consent to the reference to us under the caption "Validity of Securities" in the Prospectus forming a part of the Rule 462(b) Registration Statement and to the inclusion of this legal opinion as an Exhibit to the Rule 462(b) Registration Statement.

                                 Very truly yours,

                                 LEWIS, RICE & FINGERSH, L.C.
                                 /s/ Lewis, Rice & Fingersh, L.C.